                                                                     EXHIBIT 4.7
              Amended and Restated Registration Rights Agreement

          Amended and Restated Registration Rights Agreement (the "Agreement"), dated as of August 22, 2000, among drkoop.com, Inc., a Delaware corporation (the "Company"), Commonwealth Associates, L.P. ("Commonwealth"), ComVest Capital Management, LLC ("ComVest") each of the investors identified on Schedule 1
                                                                ----------
hereto (as such schedule may be updated from time to time) who is a signatory to a Subscription Agreement (as such term is defined below) (each an "Investor" and collectively, the "Investors") and Prime Ventures, LLC ("Prime").

          WHEREAS, the Company, Commonwealth and ComVest are parties to a Registration Rights Agreement dated as of June 23, 2000 (the "Former Registration Rights Agreement"), pursuant to which the Company granted to Commonwealth, ComVest and the Investors certain registration rights relating to the registration for resale of (i) the shares of common stock of the Company, $0.001 par value per share (the "Common Stock"), issuable to Commonwealth and ComVest upon exercise of warrants issued by the Company to them in connection with a bridge loan made on June 23, 2000 (the "Bridge Loan"); (ii) the shares of Common Stock (the "Preferred Conversion Shares") issuable upon conversion of the Company's Series D Preferred Stock (the "Preferred Stock") issuable to Investors in an equity investment (the "Equity Investment") in the Company; and (iii) the shares of common stock issuable to Commonwealth underlying warrants issuable to it in connection with acting as placement agent in the Equity Investment.

          WHEREAS, on June 30, 2000, the Company and Commonwealth entered into a Credit Agreement (the "Credit Agreement") that provides for the issuance to Commonwealth of warrants with the same registration rights and other terms of the warrants granted to Commonwealth and ComVest in the Bridge Financing;

          WHEREAS, pursuant to a letter agreement dated the date hereof between the Company and Prime (the "Letter Agreement"), the Company is issuing to Prime and its designee(s) (the "Prime Holders") those certain "Warrants" (as such term is defined in the Letter Agreement) to purchase Common Stock (the "Prime Warrants");

          WHEREAS, the Company, Commonwealth and ComVest wish to supercede and replace the Former Registration Rights Agreement with this agreement;

          NOW, THEREFORE in consideration of the foregoing and the mutual promises, representations, warranties and covenants and agreements contained herein, the Company and each of the Investors hereto, intending to be legally bound hereby agree as follows:

          1.  Definitions.  The following additional definitions shall apply for
              -----------
purposes of this Agreement:

          (a)  The term "Existing Agreements" means the following outstanding
                         -------------------
registration rights agreements of the Company, each of which provides that the Company shall not grant registration rights superior to those granted in such agreements or which provide that the securities to be registered thereby are to be registered prior to the securities granted registration rights herein: (i) Amended and Restated Registration Rights Agreement made as of January 29, 1999 by and among the Company, Superior Consultant Holdings Corporation, Neal Longwill and Adventist Health System Sunbelt Healthcare Corporation, as supplemented in the Registration Agreement, dated April 18, 2000, (ii) Registration Rights Agreement made as of July 1, 1999 by and among the Company and America Online, Inc. and (iii) registration rights granted to trade creditors in connection with the restructuring of their claims.

          (b)  The term "Bridge Warrants" means those warrants (as they may at
                         ---------------
any time be amended, extended, restated, renewed or modified) issuable to the Bridge Lenders in connection with the Bridge Loan and the Credit Agreement.

          (c)  The term "Bridge Warrant Shares" means those shares of Common
                         ---------------------
Stock issuable upon exercise of the Bridge Warrants.

          (d)  The term "Bridge Lenders" means Commonwealth and ComVest,
                         --------------
collectively.

          (e)  The term "Agency Warrants" means those warrants (as they may at
                         ---------------
any time be amended, extended, restated, renewed or modified) issuable to Commonwealth in its capacity as placement agent in the Equity Investment and to the Prime Holders pursuant to the Letter Agreement.

          (f)  The term "Agency Warrant Shares" means those shares of Common
                         ---------------------
Stock issuable upon exercise of the Agency Warrants.

          (g)  The term "Holder" means a Bridge Lender, Investor or Prime Holder
                         ------
and any transferee or assignee thereof to whom a Bridge Lender, Investor or Prime Holder assigns its rights under this Agreement and who agrees to become bound by the provisions of this Agreement in accordance with Section 8 and, as required to comply with Section 9(n), the parties to the Existing Agreements to the extent necessary to avoid a breach of either such agreement.

          (h)  The term "Equity Investment Holder" means (i) an Investor, (ii)
                         ------------------------
Commonwealth, insofar as it is a holder of Agency Warrants or Agency Warrant Shares, (iii) a Prime Holder, or (iv) any transferee or assignee thereof to whom an Investor, Prime Holder or Commonwealth, with respect to the Agency Warrants or Agency Warrant Shares, assigns rights under this Agreement and who agrees to become bound by the provisions of this Agreement in accordance with Section 7.

          (i) The term "Bridge Loan Holder" means a Bridge Lender and any
                        ------------------
transferee or assignee thereof to whom a Bridge Lender assigns its rights as a Bridge Lender under this Agreement and who agrees to become bound by the provisions of this Agreement in accordance with Section 7.

          (j) The term "Person" means an individual, a limited liability
                        ------
company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a government or any department or agency thereof.

          (k) The terms "Register," "Registered," and "Registration" refer to a
                         --------    ----------        ------------
registration effected by preparing and filing one or more Registration Statements, (as defined below) or similar document in compliance with the Securities Act of 1933, as amended (the "1933 Act"), and Rule 415 thereunder or any successor rule providing for the offering for resale of securities on a continuous or delayed basis ("Rule 415"), and the declaration or ordering of effectiveness of such Registration Statement or document by the United States Securities and Exchange Commission (the "SEC").

          (l) The term "Registrable Securities" means (1) the Bridge Warrant
                        ----------------------
Shares issued or issuable upon exercise of the Bridge Warrants and the Agency Warrant Shares issued or issuable upon exercise of the Agency Warrants, and any other securities of the Company issuable upon the exercise of any such Warrants;
(2) the Preferred Conversion Shares, and any other securities of the Company, issued or issuable upon the conversion of the Preferred Stock; and (3) any shares of capital stock or other securities issued or issuable with respect to the Bridge Warrant Shares or the Agency Warrant Shares or the Preferred Stock, the Bridge Warrants or the Agency Warrants, as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise, without regard to any limitations on the exercises of the Bridge Warrants, or the Agency Warrants, or conversion of the Preferred Stock; provided, that any securities deemed Registrable Securities in accordance herewith shall cease to be Registrable Securities upon the first to occur of (i) the sale of such securities pursuant to a Registration Statement, (ii) the sale of such securities pursuant to Rule 144 promulgated under the 1933 Act, (iii) the date on which all Warrant Shares and Preferred Conversion Shares owned by a Holder may be resold in a single 90-day period pursuant to Rule 144 or (iv) the date on which such securities become available for sale under Rule 144(k), it being understood that when ascertaining the holding period applicable to any unissued Warrant Shares for the purpose of determining the availability of Rule 144(k), such holding period shall be deemed to have commenced when the related Warrant was acquired so long as the Warrant has a cashless exercise provision. Registrable Securities shall include only outstanding Bridge Warrant Shares, Agency Warrant Shares and Preferred Conversion Shares, it being understood that the Company shall have no obligation to register the initial issuance of any said shares.

          (m)  The term "Registration Statement" means a registration statement
                         ----------------------
on Form S-1 or Form S-3 or any similar or successor form then appropriate for or applicable to the offer and sale of the Registrable Securities and filed under the 1933 Act.

          2. Registration.
             ------------

          (a) Right to Include Registrable Stock. If the Company proposes to register any of its securities under the 1933 Act in connection with the public offering of such securities solely for cash (other than a registration on Form S-4 or Form S-8, or any successor or similar forms) (the "Offering"), it will each such time promptly (but not later than 30 days before the anticipated date of filing such Registration Statement) give written notice to each Holder, it being understood that the Bridge Lenders will not be entitled to notice or registration under this Section 2(a) until six months from the close of the Bridge Financing. Upon the written request of any of the Holders made within 15 days after the receipt of any such notice (which request shall specify the Registrable Securities intended to be disposed of by such Holders and the intended method of distribution thereof), the Company will use its reasonable best efforts to effect the registration under the 1933 Act of all Registrable Securities which the Company has been requested to register by any of the Holders in accordance with the intended methods of distribution specified in such request; provided that (i) if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the Registration Statement filed in connection with such registration, the Company determines for any reason not to proceed with such registration, the Company may, at its election, give written notice of such determination to the Holders and, thereupon, will be relieved of its obligation to register any Registrable Securities in connection with such registration and (ii) in case of a determination by the Company to delay registration of its securities, the Company will be permitted to delay the registration of Registrable Securities for the same period as the delay in registering such other securities; provided,
                                                                       --------
however, that the provisions of this Section 2 will not be deemed to limit or
-------
otherwise restrict the rights of the Holders under Section 3.

          (b) Mandatory Registration for the Equity Investment Holders' Registrable Securities. Notwithstanding the foregoing, the Company shall prepare and file with the SEC prior to three months from the final closing of the Equity Investment (the "Filing Deadline"), a Registration Statement or Registration Statements (as necessary) on Form S-3 covering the resale of all of the Registrable Securities held by Equity Investment Holders and by the Bridge Loan Holders. In the event that Form S-3 is unavailable for such a registration, the Company shall use such other form as is available for such a registration, subject to the provisions of Section 2(i). The Company shall cause such Registration Statement to be declared effective by the SEC prior to the date which is six months following the Filing Deadline (the "Effectiveness Deadline").

          (c) Demand Registrations for Holders of the Bridge Warrant Shares. Subject to Section 2(e) hereof, if the Company shall receive, at any time after six months from the closing of the Bridge Financing, a written request from the Holders of at least fifty percent (50%) of the Registrable Securities held by the Bridge Loan Holders then outstanding that the Company file a registration statement under the Act, then the Company shall, within 10 days of the receipt by the Company of such notice, give written notice of such request to all Holders and shall, subject to the limitations of subsection 2(i) below, effect as soon as practicable, and in any event shall use its reasonable best efforts to effect within ninety (90) days of the receipt of such request, the registration under the Act of all Registrable Securities which the Holders request to be registered within twenty (20) days of the mailing of such notice by the Company. Pursuant to this Section, the Company shall register the resale of the Registrable Securities on Form S-3, if such form is available. In the event that Form S-3 is unavailable for such a registration, the Company shall use such other form as is available for such a registration, subject to the provisions of Section 2(i).

          (d) If the Bridge Loan Holders initiating the registration request under Section 2(c) hereof ("Initiating Holders") intend to distribute the
                            ------------------
Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to
Section 2(c) and the Company shall include such information in the written notice referred to in such Section 2(c). The underwriter will be selected by the Bridge Lenders. In such event, the right of any Holder and any persons having registration rights under the Existing Agreements to include his Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company) enter into an underwriting agreement in customary form with the underwriter or underwriters approved for such underwriting by a majority in interest of the Initiating Holders.

          (e) If the Registrable Securities held by the Bridge Loan Holders shall have been registered pursuant to Section 2(b) hereof, the Company shall not be subject to the obligations contained in Section 2(c) hereof. The Company is obligated to effect only two (2) registrations pursuant to Section 2(c), so long as each such registration has been ordered effective by the SEC.

          (f) Notwithstanding the foregoing, if (i) the Company shall furnish to Holders requesting a registration statement pursuant to Section 2(c), a certificate signed by the Company's President stating that in the good faith judgment of the disinterested members of the Company's Board of Directors (the "Board"), it would be seriously detrimental to the Company and its stockholders
 -----
for such registration statement to be filed and it is therefore desirable to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating

Holders; provided, however, that the Company shall not utilize this right more
         --------  -------
than twice in any twelve (12)-month period or (ii) the Company shall have determined that it intends to engage in a primary offering of new securities for the account of the Company raising gross proceeds of at least $20 million to finance its capital needs ("Primary Financing"), the Company may defer the filing of such registration statement for up to sixty (60) days in order to permit the Company to file a registration statement with respect to such Primary Financing (in respect of which "piggyback" rights shall apply upon the terms and subject to the conditions of this Agreement), provided that the underwriter or placement agent in such Primary Financing, as the case may be, has a nationally recognized reputation.

          (g) Priority. If the managing underwriter for a registration (other than with respect to a Registration Statement filed pursuant to Section 2(b) and 2(c) above) involving an underwritten offering advises the Company that, in its opinion, the number of securities of the Company (including Registrable Securities) requested to be included in such registration by the holders thereof exceeds the number of securities of the Company (the "Sale Number") which can be sold in an orderly manner in such offering within a price range acceptable to the Company, the Company will include (i) first, all securities of the Company that the Company proposes to register for its own account and (ii) second, to the extent that the number of securities of the Company to be included by the Company is less than the Sale Number, subject to the Existing Agreements, a number of the Registrable Securities equal to the number derived by multiplying
(a) the difference between the Sale Number and the securities proposed to be sold by the Company, and (b) a fraction the numerator of which is the number of Registrable Securities originally requested to be registered by the Holders and the denominator of which shall be the aggregate number of all securities requested to be registered by all holders of the Company's securities (other than securities being registered by the Company itself). The Company hereby agrees that it will not hereafter grant registration rights to any other holder that are more favorable to such holder than the registration rights granted hereunder, it being understood that the Company has obligations under the Existing Agreements.

          (h) Legal Counsel. Subject to Section 6 hereof, in the case of a mandatory registration pursuant to Section 2(b), the Investors holding a majority of the Registrable Securities, and in the case of a demand registration pursuant to Section 2(c), the Bridge Lenders, shall have the right to select one legal counsel to review and oversee any offering pursuant to this Section 2 ("Legal Counsel"), which shall be Paul, Hastings, Janofsky & Walker LLP or such other counsel as thereafter designated as set forth in above. The Company shall reasonably cooperate with Legal Counsel in performing the Company's obligations under this Agreement.

          (i) Ineligibility of Form S-3. In the event that Form S-3 is not available for the registration of the resale of Registrable Securities hereunder, the Company shall (i) register the resale of the Registrable Securities on another appropriate form and (ii) undertake to register the resale of the Registrable Securities on Form S-3 as soon as such form is available, provided that the Company shall maintain the effectiveness of the Registration Statement then in effect until such time as a Registration Statement on Form S-3 covering the Registrable Securities has been declared effective by the SEC.

          (j) Effect of Failure to File and Obtain and Maintain Effectiveness of Registration Statement pursuant to a Mandatory Registration. If (i) a Registration Statement covering all the Registrable Securities held by an Equity Investment Holder and required to be filed by the Company pursuant to Section 2(b) of this Agreement is not (A) filed with the SEC on or before the Filing Deadline or (B) declared effective by the SEC on or before the applicable Effectiveness Deadline or (ii) on any day after the Registration Statement has been declared effective by the SEC, sales of all the Registrable Securities required to be included on such Registration Statement cannot be made pursuant to the Registration Statement (including, without limitation, because of a failure to keep the Registration Statement effective, to disclose such information as is necessary for sales to be made pursuant to the Registration Statement, to register sufficient shares of Common Stock), then, as the sole remedy to any Equity Investment Holder by reason of any such delay in or reduction of its ability to sell the underlying shares of Common Stock, (x) the exercise price of the Agency Warrants (as set forth therein) and the Conversion Price relating to the Preferred Stock (as set forth in the Certificate of Designation for the Preferred Stock) that then constitute Registrable Securities shall be reduced by 5% for each aggregate 30-day period (or pro rated amounts thereof for partial 30-day periods) that (i) the Registration Statement is not
(A) filed with the SEC on or before the Filing Deadline or (B) declared effective by the SEC following the Effectiveness Deadline and (ii) after the Registration Statement is declared effective by the SEC, such Registration Statement is not available for the sale of at least all of the Registrable Securities required to be included in such Registration Statement, (y) the number of Agency Warrant Shares that constitute Registrable Securities shall be increased to a number determined by multiplying the number of the Agency Warrant Shares purchasable immediately prior to the exercise price reduction hereunder by a fraction, the numerator of which shall be the exercise price per share in effect prior to the exercise price reduction hereunder and the denominator of which shall be the exercise price as so reduced, and (z) the number of Preferred Conversion Shares shall be increased to a number determined by multiplying the number of such Preferred Conversion Shares issuable upon conversion of the Preferred Stock immediately prior to the Conversion Price reduction hereunder by a fraction, the numerator of which shall be the Conversion Price per share in effect prior to the Conversion Price reduction hereunder and the denominator of which shall be the Conversion Price as so reduced. The foregoing penalties shall not be triggered during any period of time when (i) the Placement Agent and the Subscribers (as such terms are defined in the Agency Agreement) have the right to designate persons that constitute a majority of the board of directors of the Company, (ii) a Delay Period (as hereinafter defined) and the seven days following a Delay Period or (iii) the Holder is otherwise able to sell its securities under Rule 144 (with respect to such saleable securities).

          (k) Sufficient Number of Shares Registered. In the event the number of shares available under a Registration Statement filed pursuant to Section 2(b) or 2(c) is insufficient to cover all of the Registrable Securities which such Registration Statement is required to cover, the Company shall amend the Registration Statement, or file a new Registration Statement (on the short form available therefor, if applicable), or both, so as to cover at least 100% of the Registrable Securities (based on the market price of the Common Stock on the trading day immediately preceding the date of filing of such amendment or new Registration Statement), in each case, as soon as reasonably practicable, but in any event not later than fifteen (15) business days after the necessity therefor arises. The Company shall cause such amendment and/or new Registration Statement to become effective as soon as practicable following the filing thereof. For purposes of the foregoing provision, with respect to a Registration Statement filed pursuant to Section 2(b) hereof, the number of shares available under a Registration Statement shall be deemed "insufficient to cover all of the Registrable Securities" if the number of Registrable Securities issued or issuable upon conversion of the Preferred Stock and exercise of the Agency Warrants covered by such Registration Statement is greater than the number of shares of Common Stock available for resale under the Registration Statement to cover shares issued or issuable upon conversion of the Preferred Stock and exercise of the Agency Warrants. For purposes of the calculation set forth in the foregoing sentence, any restrictions on the conversion of the Preferred Stock and the exercise of the Agency Warrants shall be disregarded and such calculation shall assume that the Preferred Stock is then convertible into shares of Common Stock at the then prevailing Conversion Price (as defined in the Company's Certificate of Designation for the Preferred Stock) and the Agency Warrants are then exercisable for shares of Common Stock at the then prevailing Warrant Share Price (as defined in the Agency Warrant). With respect to a Registration Statement filed pursuant to Section 2(c) hereof, the number of shares available under a Registration Statement shall be deemed "insufficient to cover all of the Registrable Securities" if the number of Registrable Securities issued or issuable upon exercise of the Bridge Warrants covered by such Registration Statement is greater than the number of shares of Common Stock available for resale under the Registration Statement to cover shares issued or issuable upon exercise of the Bridge Warrants. For purposes of the calculation set forth in the foregoing sentence, any restrictions on the exercise of the Bridge Warrants shall be disregarded and the Bridge Warrants are then exercisable for shares of Common Stock at the then prevailing Warrant Share Price (as defined in the Bridge Warrant).

          3. Obligations of the Company.  Whenever required under this Agreement
             --------------------------
to effect the registration of any Registrable Securities, the Company will, as expeditiously as commercially practicable, fulfill the following obligations:

          (a) The Company shall promptly prepare and file with the SEC a Registration Statement with respect to the Registrable Securities (but in no event later than the Filing Deadline with respect to a Registration Statement to be filed pursuant to Section 2(b)) and use its reasonable best efforts to cause such Registration Statement to become effective (but, in the case of registration pursuant to Section 2(b) hereof, in no event later than the applicable Effectiveness Deadline). The Company will keep such Registration Statement effective for 21 months but not, in any event, after such securities cease being Registrable Securities (the "Registration Period") and subject to any Delay Periods, as defined below. Any Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

          The Company shall not be required to keep a Registration Statement effective during any Delay Period. The term "Delay Period" shall mean with respect to any obligation to keep any Registration Statement usable for resales pursuant to this Section 3, the period when there exist circumstances relating to a material pending development, including but not limited to a pending or contemplated material acquisition or merger or other material transaction or similar event, which would require disclosure by the Company in such Registration Statement of material information which the Company determines in good faith that it has a bona fide business purpose for keeping confidential and non-public and the non-disclosure of which in such Registration Statement might cause such Registration Statement to fail to comply with applicable disclosure requirements. A Delay Period shall commence on and include the date that the Company gives written notice (a "Delay Notice") to the Holders that it is not required to cause a Registration Statement to be declared effective or the prospectus contained in the Registration Statement is no longer usable as a result of a material pending development and shall end on the date when the Holders are advised in writing by the Company that the current Delay Period has terminated (it understood that the Company shall give such notice to all Holders promptly upon making the determination that the Delay Period has ended); provided, however, that the Company shall not be entitled to Delay Periods
--------  -------
having durations that exceed one hundred and eighty (180) days in the aggregate during any calendar year. Any Delay Period shall extend the period up to which the Company is obligated to keep a Registration Statement effective set forth in the previous paragraph by the period of such Delay Period.

          (b) The Company shall prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may, to its knowledge, be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all Registrable Securities covered by such Registration Statement until such time as all of such Registrable Securities shall have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in such Registration

Statement. In the case of amendments and supplements to a Registration Statement which are required to be filed pursuant to this Agreement (including pursuant to this Section 3(b)) by reason of the Company filing a report on Form 10-K, Form 10-Q or Form 8-K or any analogous report under the Securities Exchange Act of 1934, as amended (the "1934 Act"), the Company shall have incorporated such report by reference into the Registration Statement, if applicable, or shall file such amendments or supplements with the SEC on the same day on which the 1934 Act report is filed which created the requirement for the Company to amend or supplement the Registration Statement.

          (c) The Company shall (1) permit Legal Counsel to review and comment upon those sections of (i) a Registration Statement relating to the Bridge Lenders or an Equity Investment Holder a reasonable period prior to its filing with the SEC, and (ii) all other sections of a Registration Statement and all amendments and supplements to all Registration Statements, which are applicable to the Bridge Lenders or an Equity Investment Holder (except for Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any similar or successor report and registration statements on Form S-8) a reasonable period prior to their filing with the SEC and (2) not file any document in a form to which Legal Counsel reasonably objects. The Company shall not submit a request for acceleration of the effectiveness of a Registration Statement or any amendment or supplement thereto without the prior approval of Legal Counsel, which consent shall not be unreasonably withheld. The Company shall furnish to Legal Counsel, without charge, (i) any correspondence from the SEC or the staff of the SEC to the Company or its representatives relating to any Registration Statement, (ii) promptly after the same is prepared and filed with the SEC, one copy of any Registration Statement and any amendment(s) thereto, including financial statements and schedules and all exhibits and (iii) upon the effectiveness of any Registration Statement, one copy of the prospectus included in such Registration Statement and all amendments and supplements thereto. The Company shall reasonably cooperate with Legal Counsel in performing the Company's obligations pursuant to this Section 3.

          (d) The Company shall furnish to each of the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents as it may reasonably request in order to facilitate the disposition of Registrable Securities owned by such Holders.

          (e) The Company shall use its reasonable best efforts to (i) register and qualify, unless an exemption from registration and qualification applies, the Registrable Securities covered by a Registration Statement under all jurisdiction's securities or "blue sky" laws in the United States, (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be reasonably necessary to maintain the effectiveness thereof during the Registration Period, (iii) take such other actions as may be reasonably necessary to maintain such registrations and qualifications in effect at all times during the Registration Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Registrable Securities for sale in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(e), (y) subject itself to general taxation in any such jurisdiction, or (z) file a general consent to service of process in any such jurisdiction. The Company shall promptly notify Legal Counsel and each Holder who holds Registrable Securities of the receipt by the Company of any notification with respect to the suspension of the registration or qualification of any of the Registrable Securities for sale under the securities or "blue sky" laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

          (f) As promptly as practicable after becoming aware of such event or development, the Company shall notify Legal Counsel and each Holder in writing of the happening of any event as a result of which the prospectus included in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (provided that in no event shall such notice contain any material, nonpublic information), and promptly prepare a supplement or amendment to such Registration Statement to correct such untrue statement or omission, and deliver copies of such supplement or amendment to Legal Counsel and each Holder as they may reasonably request. The Company shall also promptly notify Legal Counsel and each Holder in writing (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and when a Registration Statement or any post-effective amendment has become effective, (ii) of any request by the SEC for amendments or supplements to a Registration Statement or related prospectus or related information, and
(iii) of the Company's reasonable determination that a post-effective amendment to a Registration Statement would be appropriate.

          (g) The Company shall use its reasonable best efforts to prevent the issuance of any stop order or other suspension of effectiveness of a Registration Statement, or the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction, however, if such an order or suspension is issued, the Company shall obtain the withdrawal of such order or suspension at the earliest possible moment and to notify Legal Counsel and each Holder who holds Registrable Securities being sold of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

          (h) At the reasonable request of any Holder and at the expense of such Holder, the Company shall furnish to such Holder, on the date of the effectiveness of the Registration Statement and thereafter from time to time on such dates as any of the

Holders may reasonably request (i) a letter, dated such date, from the Company's independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, provided that the Holder provides a due diligence letter in accordance with SAS 72 and such a letter may otherwise be delivered in accordance with the then prevailing professional practice, and (ii) an opinion, dated as of such date, of counsel representing the Company for purposes of such Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, addressed to the Holders.

          (i) The Company shall cause all the Registrable Securities covered by a Registration Statement to be listed on each securities exchange on which securities of the same class or series issued by the Company are then listed, if any, if the listing of such Registrable Securities is then permitted under the rules of such exchange. The Company shall pay all fees and expenses in connection with satisfying its obligation under this Section 3(i).

          (j) The Company shall make documents, files, books, records, officers, directors and employees of the Company reasonably available to any Holder, Legal Counsel and one firm of accountants or other agents retained by the Holders and provided the underwriters, if any, shall have agreed to be bound by the provisions of this Section 3(j), to such underwriters (collectively the "Inspectors"), and make such other accommodations as are reasonably necessary for the Inspectors, if any, to perform a due diligence review of the Company; provided, however, that all such information ("Confidential Information") will be kept confidential and not utilized by the Inspectors except as contemplated herein and except as required by law or court order. The term "Confidential Information" does not include information that (i) is already in possession of such other party (other than that which is subject to another confidentiality agreement or fiduciary duty), (ii) becomes generally available to the public, or
(iii) becomes available on a non-confidential basis from a source other than the Company. Each Holder agrees that it shall, upon learning that disclosure of such Confidential Information is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, the information deemed confidential.

          (k) The Company shall hold in confidence and not make any disclosure of information concerning any Holder provided to the Company unless (i) disclosure of such information is necessary to comply with federal or state securities laws, (ii) the disclosure of such information is necessary to avoid or correct a misstatement or omission in any Registration Statement, (iii) the release of such information is ordered pursuant to a subpoena or other final, non-appealable order from a court or governmental body of competent jurisdiction, (iv) such information has been made generally available to the public other than by disclosure in violation of this Agreement or any other agreement or (v) such Holder consents to the form and content of any such disclosure. The Company agrees that it shall, upon learning that disclosure of such information concerning any Holder is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt written notice to such Holder and allow such Holder, at the Holder's expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information.

     (l) The Company shall cooperate with each of the Holders who hold Registrable Securities being offered, and to the extent applicable, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legend) representing the Registrable Securities to be offered pursuant to a Registration Statement and enable such certificates to be in such denominations or amounts, as the case may be, as the Holders may reasonably request and registered in the names of the transferee thereof, provided that the Holder certifies that the sale was made in accordance with the plan of distribution contained in the prospectus and the transferee was delivered a current prospectus as required under the 1933 Act.

     (m) The Company shall provide a transfer agent and registrar of all such Registrable Securities not later than the effective date of such Registration Statement.

     (n) If requested by any Holder, the Company shall (i) as soon as practicable incorporate in a prospectus supplement or post-effective amendment such information as such Holder requests to be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; (ii) as soon as practicable make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) supplement or make amendments to any Registration Statement if reasonably requested by any Holder of such Registrable Securities.

     (o) The Company shall otherwise comply with all applicable rules and regulations of the SEC in connection with any registration hereunder.

     (p) Within two (2) business days after a Registration Statement which covers applicable Registrable Securities is ordered effective by the SEC, the Company shall deliver, and shall cause legal counsel for the Company to deliver, to the transfer agent for such Registrable Securities (with copies to the Holders whose Registrable Securities are included in such Registration Statement) confirmation that such Registration Statement has been declared effective by the SEC in the form attached hereto as Exhibit A.

     (q) The Company and each Holder shall provide such opinions, certifications, indemnifications, and take such other actions, including, without limitation, entering into such agreements (including underwriting agreements), as are reasonably required and appropriate, to permit the Holders to make a public offering of the Registrable Securities requested to be registered on customary terms, in which event the Company's obligations hereunder shall be conditioned on performance by the Holders of their obligations under such arrangements.

     4.   Furnish Information. The Company's obligation to cause any
          -------------------
Registration Statement to become effective in connection with distribution of any Registrable Securities pursuant to this Agreement is contingent upon each Holder, with reasonable promptness, furnishing to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities, as is required pursuant to Regulation S-K promulgated under the 1933 Act, to effect the registration of the Registrable Securities.

     5.   Indemnification.  In the event of any registration under this
          ---------------
Agreement:

     (a) The Company will indemnify and hold harmless each Holder and its officers, directors, partners and affiliates (and their officers, directors and partners), any underwriter (as defined in the 1933 Act) for each Holder and each person (and its officers, directors, partners and affiliates), if any, who controls any Holder or underwriter within the meaning of the 1933 Act or the 1934 Act (each a "Company Indemnified Person"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the 1933 Act, or the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company will pay to each such Company Indemnified Person, as incurred, any legal or other expenses reasonably incurred by or on behalf of him in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection (a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor will the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon (1) a Violation which occurs solely as the result of the written information furnished by any Holder, underwriter or controlling person seeking indemnification hereunder, as applicable, expressly for inclusion in the Registration Statement or (2) with respect to any underwriter and controlling person of such underwriter (and their respective officers and directors), a

Violation which results from the fact that there was not sent or given to a person who bought Registrable Securities, at or prior to the written confirmation of the sale, a copy of the final prospectus, as then amended or supplemented, if the Company had previously furnished copies of such prospectus hereunder and such prospectus corrected the misstatement or omission forming the basis of the Violation.

     (b) Each Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the Registration Statement, each person, if any, who controls the Company within the meaning of the 1933 Act, any underwriter and any controlling person of any such underwriter or other holder (each a "Holder Indemnified Person"), against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the 1933 Act, or the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or action in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs solely as a result of the written information furnished by each Holder expressly for inclusion in the applicable Registration Statement; and such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any Holder Indemnified Person intended to be indemnified pursuant to this subsection (b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that any Holder's liability pursuant to this subsection (b)
--------  -------
shall be limited to the amount of the net proceeds received by such Holder from the sale of the Registrable Securities sold by it, and further provided that the indemnity agreement contained in this subsection (b) does not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder, which consent shall not be unreasonably withheld.

     (c) Promptly after receipt by an indemnified party under this Section 5 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 5, deliver to the indemnifying party a written notice of the commencement of such action and the indemnifying party will have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) will have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of the indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between the indemnified party and any other party represented by such counsel in the same proceeding. If the indemnifying party shall fail to defend the action, the indemnified party may conduct its own defense and shall be entitled to reimbursement for the costs of such defense. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the indemnified party under this Agreement, except to the extent that the indemnifying party is actually prejudiced by such failure. The omission so to deliver written notice to the indemnifying party does not relieve it of any liability that it may have to any indemnified party otherwise than under this Agreement. No indemnifying party under this Agreement will enter into any settlement or consent to any entry of judgment which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the indemnified party of a release from all liability in respect of such claim or litigation.

     (d) If the indemnification provided for in this Section 5 is held by a court of competent jurisdiction to be unavailable to an indemnified party or is insufficient to indemnify an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of or in addition to, as appropriate, indemnifying such indemnified party hereunder, will contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. The obligation of any Holder to make a contribution pursuant to this Section 5 (d) shall be limited to the net proceeds received by such Holder from the sale of the Registrable Securities sold by it, less any amounts paid pursuant to Section 5(b).

     (e)  The obligations of the Company and each of the Holders under this
Section 5 will survive the completion of any offering of Registrable Securities in a Registration Statement under this Agreement, and otherwise.

     6.   Expenses of Registration.  All expenses of the Company incurred in
          ------------------------
connection with any registration, qualification or compliance pursuant to this Agreement, including, without limitation, all registration, filing and qualification fees, printing expenses, fees and disbursements of counsel for the Company and expenses of any special audits incidental to or required by such registration, qualification or compliance will be borne by the Company. In addition, the Company shall reimburse the Holders for the reasonable fees and disbursements of Legal Counsel in connection with registrations, filings or qualifications pursuant to Sections 2 and 3 of this Agreement which amount shall be limited to $15,000.

     7.   Assignment of Registration Rights.  The rights under this Agreement
          ---------------------------------
shall be automatically assignable by any Holder to any transferee of all or any portion of

Registrable Securities if: (i) such Holder agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to the Company within a reasonable time after such assignment; (ii) the Company is, within a reasonable time after such transfer or assignment, furnished with written notice of (a) the name and address of such transferee or assignee, and
(b) the securities with respect to which such registration rights are being transferred or assigned; (iii) immediately following such transfer or assignment the further disposition of such securities by the transferee or assignee is restricted under the 1933 Act and applicable state securities laws; (iv) at or before the time the Company receives the written notice contemplated by clause
(ii) of this sentence the transferee or assignee agrees in writing with the Company to be bound by all of the provisions contained herein; and (v) such transfer shall have been made in accordance with the applicable requirements of the Equity Investment, including, without limitation, applicable lock-up agreements, if any.

     8.   Amendments and Consents. The terms of the Agreement may be amended,
          -----------------------
modified or waived by agreement of the Corporation, Commonwealth, Prime and the Committee (as defined in the Subscription Agreement) to the extent they relate to the Equity Investment Holders and by the Corporation and the Bridge Investors to the extent they relate to Bridge Loan Holders. All consents to be made by the Equity Investment Holders pursuant to this Agreement shall be made by Commonwealth, Prime and the Committee and all consents to be made by the Bridge Investors pursuant to this Agreement shall be made by the Bridge Investors. Any amendment, waiver or consent effected in accordance with this Section 8 will be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of this Agreement or provide consent unless the same consideration also is offered to all of the parties to this Agreement. The Company is entitled to rely upon and assume the accuracy and completeness of the certificate supplied by Commonwealth, Prime and the Committee affirming that all requisite approvals and authorizations were obtained before any such amendment, modification, waiver or consent was made.

     9.   Miscellaneous.
          -------------

     (a) Further Assurances. The Company and each of the Holders agree to execute and deliver such other documents or agreements as may reasonably be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

     (b) Owner of Registrable Securities. A Person is deemed to be a holder of Registrable Securities whenever such Person owns or is deemed to be owner of record of such Registrable Securities. If the Company receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable

Securities, the Company shall act upon the basis of instructions, notice or election received from the registered owner of such Registrable Securities.

          (c) Submission to Jurisdiction. The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the Borough of Manhattan, State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          (d) Consent to Service of Process. Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 10(i) hereof.

          (e) Entire Agreement; Amendments and Waivers. This Agreement, the Agency Warrants, the Certificate of Designation of the Preferred Stock and the Subscription Agreement represent the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the parties hereto. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

          (f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflict of laws thereunder which would specify the application of the law of another jurisdiction.

          (g) Headings; Interpretive Matters. The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

          (h) Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, telecopied or mailed by certified mail, return receipt requested, to the parties at the address or telecopier number indicated in the signature pages and Schedule I hereof. All notices are effective upon receipt or upon refusal if properly delivered.

          (i) Rule 144 Requirements. The Company covenants that it will file the reports required to be filed by it under the 1933 Act and the 1934 Act, and the rules and regulations adopted by the SEC thereunder, provided, however, the Company may delay any such filing but only pursuant to Rule 12b-25 under the 1934 Act; and it will take such further action as any Holder of Registrable Securities may reasonably request (including, without limitation, promptly obtaining and required legal opinions, if any, from Company counsel necessary to effect the sale of Registrable Securities under Rule 144 (and paying the related fees and expenses of such counsel), all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the 1933 Act within the limitation of the exemptions provided by (a) Rule 144 under the Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Holder of Registrable Securities, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements. In the event of any breach by the Company of its covenants and obligations hereunder, then, as the sole relief for damages to any Holder by reason of any delay or inability to sell the underlying shares of Common Stock (which remedy shall be the exclusive remedy available at law or in equity) (x) the exercise price of the Bridge Warrants and Agency Warrants (as set forth in the applicable Warrants) and the Conversion Price relating to the Preferred Stock (as set forth in the Certificate of Designation) shall be reduced by 5% for each aggregate 30-day period (or pro rated amounts thereof for partial 30-day periods) that the Holder is delayed from selling, or unable to sell, Registrable Securities under Rule 144 due to (i) the Company's failure to promptly provide the requisite legal opinion as described above or (ii) the Company's failure to comply with the filing and other requirements under Rule 144 necessary to make such Rule available to the Holders, (y) the number of Bridge Warrant Shares and Agency Warrant Shares shall be increased to a number determined by multiplying the number of applicable Warrant Shares purchasable immediately prior to the applicable exercise price reduction hereunder by a fraction, the numerator of which shall be the exercise price per share in effect prior to the applicable exercise price reduction hereunder and the denominator of which shall be the exercise price as so reduced, and (z) the number of Preferred Conversion Shares shall be increased to a number determined by multiplying the number of Preferred Conversion Shares issuable upon conversion of the Preferred Stock immediately prior to the applicable Conversion Price reduction hereunder by a fraction, the numerator of which shall be the Conversion Price per share in effect prior to the Conversion Price reduction hereunder and the denominator of which shall be the Conversion Price as so reduced. The foregoing penalties shall not apply to any breach by the Company of its covenants and obligations hereunder which (i) may be occurring for up to 10 days during any 90-day period, (ii) during any Delay Period or (iii) if such securities are otherwise able to be sold under an effective registration statement or Rule 144(k). In addition, the foregoing penalties shall not apply if the Company is subject to the penalties specified in Section 2(j) hereof.

          (j) Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

          (k) Binding Effect; Assignment. Subject to Section 7, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any person not a party to this Agreement except as provided below and in Section 8. Upon any assignment, the references in this Agreement to any Holder shall also apply to any such assignee unless the context otherwise requires.

          (l) Termination. The obligations of the Company contained in Section 2 hereof shall expire and be of no force and effect on June 23, 2005.

          (m) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          (n) No Inconsistent Agreement; Coordination with Existing Agreements. The rights granted to the Holders pursuant to this Agreement are not intended to, and shall not be interpreted to, violate the rights granted under the Existing Agreements ("Prior Rights"), and should any conflict between the Prior Rights and the rights hereunder arise, the rights hereunder shall be interpreted in a manner that does not violate the Prior Rights and therefore, with respect to the conflicting provision, shall be deemed subordinate to the Prior Rights. The Company will not hereafter enter into any agreement with respect to its securities which violates the rights granted to the Holders in this Agreement.

          (o) Registration Rights Agreement Superseded. It is expressly agreed that this Agreement shall supersede in all respects the Former Registration Rights Agreement without liability to any party thereto.


           [The rest of this page has been intentionally left blank]

          IN WITNESS WHEREOF, the parties hereto have executed or have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.



                                             drkoop.com, Inc.




                                             By:  /s/ Donald W. Hackett
                                                --------------------------------
                                                Name:   Donald W. Hackett
                                                Title:  Chief Executive Officer
                                                Notice address: 7000 North Mopac
                                                                Austin, TX 78731

The foregoing Agreement is
hereby accepted as of the date
first above written:

COMMONWEALTH ASSOCIATES, L.P.


By  /s/ Joseph P. Wynne
  --------------------------------
  Title:  Chief Financial Officer


COMVEST VENTURE PARTNERS, L.P.


By  /s/ Keith Rosenbloom
  --------------------------------
  Title:  Manager

PRIME VENTURES, LLC

By /s/ Richard M. Rosenblatt
  ------------------------------
  Title: Chief Executive Officer

                                  SCHEDULE I

     This Schedule I shows the names and addresses of the Investors under the Registration Rights Agreement.


[NAME OF INVESTOR]

Address for all communications, including written confirmation of such wire transfers:

     [TO BE PROVIDED]

     Telecopy No.

     Telephone No.

     Tax ID #

                                   EXHIBIT A


           Form of Notice of Effectiveness of Registration Statement


[Transfer Agent]
Attn:



         Re:      drkoop.com, Inc.


Ladies and Gentlemen:


     We are counsel to drkoop.com, Inc., a Delaware corporation (the "Company"), and have represented the Company in connection with those certain Subscription Agreements (the "Subscription Agreements") entered into by and among the Company and the Investors named therein (collectively, the "Holders") pursuant to which the Company issued to the Holders shares of its series D preferred stock (the "Preferred Stock") convertible into shares of the Company's common stock, par value $0.001 per share (the "Common Stock"). We have also represented the Company in connection with two warrant agreements entered into by and between the Company and Commonwealth Associates, L.P. pursuant to which the Company issued warrants dated June 23, 2000 (the "Filing Warrants") and warrants dated June __, 2000 (the "Agency Warrants") to purchase shares of the Company's Common Stock. Pursuant to the above mentioned agreements, the Company also has entered into a Registration Rights Agreement with the Holders (the "Registration Rights Agreement") pursuant to which the Company agreed, among other things, to register the Registrable Securities (as defined in the Registration Rights Agreement), including the shares of Common Stock issuable upon conversion of the Preferred Stock and the shares of Common Stock issuable upon exercise of the Bridge Warrants and the Agency Warrants, under the Securities Act of 1933, as amended (the "1933 Act"). In connection with the Company's obligations under the Registration Rights Agreement, on ____________ ____, the Company filed a Registration Statement on Form S-3 (File No. 333-_____________) (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") relating to the Registrable Securities which names each of the Holders as a selling stockholder thereunder.

     In connection with the foregoing, we advise you that a member of the SEC's staff has advised us by telephone that the SEC has entered an order declaring the Registration Statement effective under the 1933 Act at [Enter Time of Effectiveness] on [Enter Date of Effectiveness] and we have no knowledge, after telephonic inquiry of a member of the SEC's staff, that any stop order suspending its effectiveness has been issued or that any proceedings for that purpose are pending before, or threatened by, the SEC and the Registrable Securities are available for resale under the 1933 Act pursuant to the Registration Statement.

                                   Very truly yours,
                                   [Issuer's Counsel]
                                   By:


cc:      [List Names of Holders]